BLVD Holdings, Inc. 13-D

Exhibit 99.1

Stock Purchase Agreement

Dated as of January 30, 2014

By and Among

BLVD Holdings, Inc.

and

M. Ann Courtney

and

John G. Simmonds

Stock Purchase Agreement

This stock purchase agreement (“Agreement”), dated as of January 30, 2014, is entered into by and among BLVD Holdings Inc., a corporation organized and existing under the laws of the State of Nevada (“the “Company”) and M. Ann Courtney, (the “Seller”), and John G. Simmonds (the “Purchaser” and together with the Company and the Seller, each a “Party” and collectively, the “Parties”).

This Stock Purchase Agreement amends and restates and replaces in its entirety any prior Stock Purchase Agreement originally entered into by and between the Parties. This Stock Purchase Agreement shall evidence the amended terms of this Agreement. The making and delivery of this Stock Purchase Agreement is not a novation.

W i t n e s s e t h:

Whereas, The Company’s Amended and Restated Certificate of Incorporation filed with the Nevada Secretary of State on July 24, 2012 (the “Charter”) authorizes the issuance by the Company of up to 70,000,000 shares of common stock, par value $.001 per share (the “Common Stock”);

Whereas, the Seller, is a shareholder of the Company who owns of record 5,750,000 shares of the Company Common Stock (the “Transaction Shares”), which represents approximately 82.4% of all issued and outstanding shares of Company Common Stock, which total 6,980,000 shares of Common Stock; and

Whereas, the Purchaser desires to acquire the Shares of the Company.

Now, Therefore, in consideration of the premises and of the covenants, representations, warranties and agreements herein contained, which the Parties hereto deem to be adequate and sufficient in all respects, the Parties have reached the following agreement with respect to the sale by the Seller of such Shares of Common Stock of the Company to the Purchaser:

Section 1. Construction and Interpretation

1.1. Principles of Construction.

(a) All references to Articles, Sections, subsections and Appendixes are to Articles, Sections, subsections and Appendixes in or to this Agreement unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” is not limiting and means “including without limitations.”

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but

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excluding;” and the word “through” means “to and including.”

(c) The Table of Contents hereto and the Section headings herein are for convenience only and shall not affect the construction hereof.

(d) This Agreement is the result of mutually satisfactory negotiations and each party has been afforded the ample opportunity for review and comment by each Party’s respective counsel. Accordingly, this Agreement shall not be construed against any Party merely because of such Party’s involvement in its preparation.

(e) Wherever in this Agreement the intent so requires, reference to the neuter, masculine or feminine shall be deemed to include each of the other, and reference to either the singular or the plural shall be deemed to include the other.

Section 2. The Transaction

2.1. Purchase Price:

The Seller hereby agrees to sell the Purchaser and the Purchaser, in reliance on the representations and warranties contained herein, and subject to the terms and conditions of this Agreement, agrees to purchase from the Seller the 5,750,000 shares of Common Stock representing the Transaction Shares for a principal amount of Three Hundred and Thirty Thousand Dollars ($330,000.) (the "Purchase Price"), payable in United States currency as directed by the Seller as follows:

(1)   One Hundred Thousand Dollars ($100,000) (the “Initial Payment”) payable directly to Seller upon the execution of this Agreement.

(2)   Two Hundred and Thirty Thousand Dollars ($230,000) no later than February 14, 2014.

(3)   Subject to the terms and conditions of this Agreement, the Purchaser will purchase the Shares at a closing (the "Closing") held on the Closing Date (as defined below), subject to the following:

(4)   Upon confirmation that Two Hundred and Thirty Thousand Dollars ($230,000) has been received, the Seller will deliver the Common Stock with an executed stock power with a medallion guarantee;

(5)   In the event the Buyer pays the full purchase price by February 14, 2014, the Common Stock shall be released to Buyer. In the event, the Buyer does not pay the full Purchase Price by 5 PM (EST) on February 14, 2014; (i) Seller will retain the Initial Payment as full and complete liquidated damages.

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(6)   Following the Closing the Seller will send all books and records to the Buyer.

2.2. Transfer of Shares and Terms of Payment:

In consideration for the sale and transfer of all right, title and interest in the Transaction Shares by the Seller to the Purchaser, the Purchaser shall pay the Purchase Price in accordance with the terms of this Agreement. Transfer of the shares and payment thereof shall be in the following manner:

i) The Buyer shall transfer the Purchase Price to the Seller as soon as reasonably feasible. Upon receipt of the Purchase Price, the Seller shall: (a) send to the Buyer via overnight courier the stock certificates representing the Transaction Shares, in each case without any restricted transfer legends; (b) separately send to the Buyer via overnight courier duly executed medallion stock powers executed in blank with respect to transfer of all right, title and interest in the Transaction Shares; and (c) simultaneously send to the Transfer Agent an executed Transfer Agent Irrevocable Instruction Letter in the form of Exhibit A attached hereto (the “Irrevocable Transfer Agent Instructions”). For purposes of clarity, the Seller shall not send the Stock Certificate and the Stock Power to the Buyer in the same overnight courier envelope.

ii) The Transfer Agent shall acknowledge and deliver the Irrevocable Transfer Agent Instructions to the Buyer.

iii) The Seller shall deliver to the Buyer any and all corporate books, documents, access to web site and domain, shall be delivered and or control provided to the Buyer. The corporate records shall include, without limitation, all board and shareholder resolutions, all financial records, and the complete user-name, password, and filer information with respect to the Company’s Electronic Data Gathering And Retrieval (“EDGAR”) account.

2.3. Closing.

Upon satisfaction of all terms and conditions set forth in this Agreement, the Closing shall take place at any location agreed upon by the Parties, on the first Business Day after the date on which all of the conditions set forth in this Agreement are fulfilled or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) in accordance with this Agreement, or at such other place or at such other time or on such other date as the Parties may mutually agree upon in writing.

Section 3. Additional Terms Pertaining to the Transaction

3.1. Irrevocable Agreement.

Once executed by the Parties, this Agreement will be irrevocable. Subject to the terms

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and conditions herein, the Seller will have the obligation to sell the Transaction Shares to the Purchaser and the Purchaser will have the obligation to purchase the Shares from the Seller strictly in accordance with this Agreement.

3.2. Definitive Transaction Price.

Each of Purchaser and Seller acknowledge the trading price of the Transaction Shares may decrease or increase materially subsequent to the Closing Date of the sale of the Transaction Shares. Each of Purchaser and Seller acknowledge and agree that the purchase price of the Transaction Shares hereto has been negotiated at arms-length between the parties to the mutual satisfaction as of the date of Closing and shall not be subject to any adjustment at any time for any reason. Each of Purchaser and Seller respectively waives any and all claims to any losses as a result of any change in price of the Transaction Shares on or after the closing date of this Agreement.

3.3. Termination.

Notwithstanding the foregoing Section 3.1, this Agreement may be terminated by the Purchaser effective upon notice to the Seller if between the date of this Agreement and the Closing, the Seller breaches any provision herein or if there is any material change to the condition or prospects of the Company between the date hereof and the Closing Date, as determined by the Purchaser in its sole discretion.

Section 4. Confidential Information

4.1. Confidential Information Defined.

Any and all information furnished (whether before or after the date hereof) by or on behalf of any Party to this Agreement, including, without limitation, by such Party’s financial advisors, attorneys and accountants, or agents, to another Party to this Agreement, or to such Party’s directors, officers, employees, affiliates, representatives, including, without limitation, financial advisors, attorneys and accountants, or agents shall be regarded as “Confidential Information.” The term Confidential Information shall not, however, include information which (i) is or becomes publicly available other than as a result of a disclosure by the Party receiving such Confidential Information, (ii) is or becomes available to a Party to this Agreement on a non-confidential basis from a source (other than through another Party to this Agreement) which is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation to another Party, (iii) was available to, known by or within the possession of a Party to this Agreement prior to its being furnished by (or on behalf of) another Party, or (iv) is independently developed by or on behalf of a Party to this Agreement not in violation of the terms of this Agreement.

4.2. Confidentiality.

The Parties undertake to keep any and all Confidential Information provided with regard to this Agreement confidential and will not, without the other Party’s prior written consent,

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disclose such Confidential Information in any manner whatsoever and will not use any Confidential Information other than in connection with this transaction; provided, however, that they may disclose such Confidential Information to the extent required by any and all applicable Laws, and reveal the Confidential Information to their respective representatives (a) who need to know the Confidential Information (and who agree to use such Confidential Information in accordance with this Agreement) for the purpose of evaluating the transaction and (b) who are informed by the respective Party of the confidential nature of the information provided. For purposes of this Agreement, the term “Laws” shall mean any and all federal, state, local and foreign laws, rules, regulations and orders.

4.3. Survival of Confidentiality.

The undertakings and representations made herein shall survive the Closing Date and shall expire for all purposes in the date numerically corresponding to the Closing Date in the twelfth month after the Closing Date.

Section 5. Representations and Warranties

5.1. Representations and Warranties of the Seller and the Company.

5.1.1 The Company is a corporation duly organized and validly existing under the laws of the State of Nevada and has all corporate power necessary to engage in all transactions in which it has been involved in as well as any general business transactions in the future that may be desired by its directors. The Company’s Charter has not been further amended since July 24, 2012. The Company has not filed any Certificate of Designation with the Nevada Secretary of State or any other instrument that would have the effect of modifying in any manner the full force and effectiveness of the Charter.

5.1.2 The Company is in good standing with the Secretary of State of Nevada.

5.1.3 The Company has or will have at Closing no outstanding debt or obligations whatsoever, or any liabilities of any nature or kind, contingent or otherwise. Should the Purchaser discover any debt, obligation or liability of the Company existing at the Closing Date, contingently or otherwise, , the Seller undertakes to indemnify and hold harmless the Purchaser for any and all such liabilities, whether outstanding or contingent at the time of Closing, and any and all fees, costs, expenses and disbursements incurred or accrued by Purchaser in connection with defending, contesting, or satisfying such debt, obligations or liabilities.

The undertakings and representations made in this Agreement shall survive the Closing Date and shall expire for all purposes in the date numerically corresponding to the Closing Date in the twelfth month after the Closing Date except with respect to any debt, obligation, claim or liability which was not disclosed to the Purchaser which shall not be subject to termination until the lapse of the respective statute of limitations applicable thereby.

5.1.4 The Company will have no liabilities at the Closing Date.

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5.1.5 The Company is not subject to any pending litigation, or to the actual knowledge of Seller, any threatened litigation, claims or lawsuits from any party, and there are no pending or threatened proceedings against the Company by any federal, state or local government, or any department, board, agency or other body thereof.

5.1.6 The Company is not a party to any contract, lease or agreement of any nature or kind, oral or written, which would subject it to any performance or business obligations in the future after the closing of this Agreement.

5.1.7 The Company does not own any real estate or any interests in real estate.

5.1.8 The Company is not liable for any income, real or personal property taxes to any governmental or state agencies whatsoever.

5.1.9 The Company is not in violation of any material provision of any and all laws or regulations of federal, state or local government authorities and agencies, or the orders of any court to which the Company is subject, and has at all times complied with such laws, rules, regulations and orders as applicable. Without limiting the foregoing, the Company has at all times complied with all applicable laws and rules under the Securities Act and the Securities Act Rules, the Securities Exchange Act of 1934, as amended (the “Exchange Act’) and the rules and regulations promulgated thereunder (the “Exchange Act Rules”), and all applicable Blue Sky Rules. The Company is not subject to any “chill” or “freeze” of the Depository Trust Company.

5.1.10 The Seller is the lawful owner of record of the Transaction Shares, and the Seller presently has, and will have at the Closing Date, the full power and authority to transfer and deliver the Transaction Shares to the Purchaser in accordance with the terms of this Agreement. The delivery to the Purchaser of certificates evidencing the transfer of the Transaction Shares pursuant to the provisions of this Agreement will transfer to the Purchaser good and marketable title thereto, free and clear of all liens, encumbrances, restrictions and claims of any kind, except for such restrictions applicable to the Transaction Shares under the Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations promulgated thereunder (the “Securities Act Rules”).

5.1.11 There are no authorized shares of capital stock of the Company other than as set forth in the Charter authorizing the issuance of capital stock in the aggregate amount of 75,000,000 shares, consisting of 70,000,000 shares of Common Stock, and 5,000,000 shares of preferred stock, par value $.001 per share (“Preferred Stock”), and there are no issued and outstanding shares of Common Stock of the Company other than the amount disclosed as being 6,980,000 shares of Common Stock. Seller at the Closing Date will have full right, interest and valid title to the Transaction Shares consisting of 5,750,000 shares of the Common Stock of the Company to be delivered to the Purchaser by the Seller hereunder, and there will be no existing or contingent impediment or encumbrance to the sale and transfer of the Transaction Shares to the Purchaser; and on delivery to the Purchaser of the Transaction Shares being sold hereby, all of such Transaction Shares shall be free and clear of any and all liens, encumbrances, charges or assessments of any nature or kind; such Transaction Shares will be legally and validly issued and

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fully paid and non-assessable shares of the Company’s Common Stock; and all such Transaction Shares of Common Stock have been issued under duly authorized resolutions of the Board of Directors of the Company. No person or organization has any option, warrant or right of any nature or kind to purchase or acquire any of the Transaction Shares at any time for any reason, upon exercise of any agreement, instrument, right, claim or order enforceable in any jurisdiction.

5.1.12 All issuances of the Company of any and all shares of Common Stock in any and all transactions from the date of inception of the Company have been legally and validly effected pursuant to registration under the Securities Act or valid and available exemption therefrom, and any and all applicable securities laws of the respective states of the United States of America (“Blue Sky Laws”) and any and all other jurisdictions in which such shares of Common Stock were offered or issued; and all of such shares of issued Common Stock are duly authorized, fully paid, non-assessable and validly issued.

5.1.13 There are no outstanding subscriptions, options, warrants, convertible securities or rights or commitments of any nature in regard to the issued and outstanding Common Stock, any authorized but unissued Preferred Stock, or any of the Company’s authorized but unissued Common Stock.

5.1.14 There are no outstanding judgments of UCC financing instruments, or UCC Securities Interests filed against the Company or any of its properties, or any other charge or registration in any jurisdiction representing secured interests of any nature or kind in any of the assets of the Company or in the Transaction Shares.

5.1.15 The Company and the Seller are each solvent as of the date hereof and there are no voluntary or involuntary proceedings pending or threatened under the Bankruptcy Reform Act of 1978, as amended (the “Bankruptcy Code”) or any liquidation or reorganization proceedings pending or threatened under any state Laws. The Seller has paid any and all taxes due and payable under the Internal Revenue Code of 1986, as amended, and fully satisfied any and all tax obligations with respect to State and local tax authorities having jurisdiction over the Seller. Without limitation any other provision of this Agreement, the consummation of the transactions contemplated under this Agreement will not constitute the fraudulent conveyance of assets with respect to any creditors of Seller.

5.1.16 The Company has no employment contracts or agreements with any of its officers, directors, or with any consultants, employees or other such parties.

5.1.17 The Company has no insurance or employee benefit plans whatsoever. At the Closing, the Company will not have any employees. The Company is not required to pay or service any COBRA arrangements of any former employees nor will any such requirements arise in connection with the Closing. The Company has at all times paid any and all required minimum wages to employees of the Company; there are no claims by any employees or former employees of non-payment or sub-minimum wage payment; and there is no basis for any employee or former employee to make any claim upon the Company for any unpaid wages or any sub-minimum wages. There is no basis for any employee, former employee, consultant, contractor or any other person to make any claim upon the Company in respect of discrimination

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or harassment of any nature or kind.

5.1.18 The Company is not in default under any contract, or any other document nor to the knowledge of the Seller is there any threat of default under any contract, or any other document.

5.1.19 The Company has no outstanding powers of attorney and no obligations, contingent or otherwise, concerning the performance of the Seller concerning this Agreement.

5.1.20 The execution and delivery of this Agreement, and the subsequent Closing thereof, will not result in the breach by the Company or the Seller of any agreement or other instrument to which they are or have been a party. Schedule 5.1.19 attached hereto sets forth the list of all contracts and agreements to which the Company shall continue to be bound after the Closing, contingently or otherwise, copies of which have been delivered to the Purchaser.

5.1.21 To the Seller’s actual knowledge, all financial and other information which the Company and/or the Seller furnished or will furnish to the Purchaser, including information with regard to the Company and/or the Seller (i) is true, accurate and complete as of its date and in all material respects except to the extent such information is superseded by information marked as such, (ii) does not omit any material fact and is not misleading, (iii) presents fairly the financial condition of the organization as of the date and for the period covered thereby. Any and all information filed by the Company with the U.S. Securities & Exchange Commission (the “SEC”) (i) is true, accurate and complete as of its date and in all material respects except to the extent superseded by information disclosed in an amendment duly filed with the SEC, (ii) does not omit any material fact and is not misleading, (iii) presents fairly the status of the Company responsive to all applicable requirements of the Securities Act, Securities Act Rules, Exchange Act and Exchange Act Rules, (iv) presents fairly the financial condition of the Company as of the date and for each respective period covered thereby. There are no undisclosed liabilities in any financial statement of the Company filed with the SEC or in any of the books and records of the Company. All information and materials provided by the Company to the Purchaser is true and correct in all respects.

5.1.22 The representations and warranties herein by the Company and the Seller shall be true and correct in all material respects on and as of the Closing Date hereof with the same force and effect as though said representations and warranties had been made on and as of the Closing Date.

5.2. Covenants of the Seller and the Company.

From the date of this Agreement to Closing Date, the Seller and the Company covenant the following:

5.2.1. The Seller will to the best of her ability preserve intact the status of the Company as a fully reporting and compliant OTC Bulletin Board quoted company which is not subject to any “chill” or “freeze” by the Depository Trust Company.

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5.2.2. The Seller will immediately furnish Purchaser with any and all corporate records and documents required to be maintained by the Company under the Securities Act and the Exchange Act and all other available corporate instruments, certificates and documents, such as Articles of Incorporation and Bylaws, bank statements, proof that bank accounts have been closed, provide bank statements so that the quarters can be reviewed and/or audited, assign and hand over web site of BLVD Holdings Inc, and access to move the site and its domain registration, or any other corporate document or record requested by the Purchaser.

5.2.3. The Company will not enter into any contract or business transaction, merger or business combination, or incur any further debts or obligations without the express written consent of the Purchaser.

5.2.4. The Company will not amend or change its Articles of Incorporation or Bylaws, or issue any further shares of Common Stock or Preferred Stock or create any other class of shares or capital stock or any other equity interest or participation in the Company or its assets of any nature or kind without the express written consent of the Purchaser.

5.2.5. The Company will not issue any stock options, warrants or other rights or interests in or to its shares of Common Stock or Preferred Stock without the express written consent of the Purchaser.

5.2.6. The Seller will not encumber or mortgage, directly or indirectly, contingently or otherwise, any right or interest of any nature or kind in the Transaction Shares of the Common Stock being sold to the Purchaser hereunder, and also will not transfer any rights to such Transaction Shares of the Common Stock to any third party whatsoever.

5.2.7. The Company will not declare any dividend in cash or stock, or any other benefit. The Company will not initiate any forward stock split, reverse stock split, consolidation or any other type or capital stock reorganization.

5.2.8. The Company will not institute any bonus, benefit, profit sharing, stock option, pension retirement plan or similar arrangement.

5.2.9. The Seller will obtain and submit to the Purchaser resignations of current officers and directors which shall be effective at Closing and shall contain the general release in the form attached as Annex A hereto.

5.2.10. The Seller hereby agrees to indemnify and hold harmless the Purchaser against and to pay any loss, damage, expense or claim or other liability incurred or suffered by the Purchaser by reason of the inaccuracy of any warranty or representation contained in this Agreement.

5.2.11. Neither the Seller nor the Company will take any action (or refrain from taking any action) that might reasonably be expected to adversely affect the respective ability of either Party to execute, deliver or perform this Agreement.

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5.2.12. Prior to the Closing, the Seller and the Company shall provide the Purchaser and its employees, agents and representatives with electronically accessible copies of all assets, books and records, contracts and other documents of the Company.

5.3 Representations and Warranties of the Purchaser.

5.3.1 Authorization and Power. Such Purchaser has the requisite power and authority to enter into and perform this Agreement and to purchase the Transaction Shares being sold to it hereunder. The execution, delivery and performance of this Agreement by such Purchaser and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or partnership action, and no further consent or authorization of such Purchaser or its Board of Directors, stockholders, partners, members, as the case may be, is required. This Agreement has been duly authorized, executed and delivered by such Purchaser and constitutes, or shall constitute when executed and delivered, a valid and binding obligation of such Purchaser enforceable against such Purchaser in accordance with the terms thereof.

5.3.2 Information on Purchaser. Purchaser is, and will be at the time of the execution of this Agreement, an “accredited investor”, as such term is defined in Regulation D promulgated by the Commission under the 1933 Act, is experienced in investments and business matters, has made investments of a speculative nature and has purchased securities of United States publicly-owned companies in the past and, with its representatives, has such knowledge and experience in financial, tax and other business matters as to enable such Purchaser to utilize the information made available by the Company to evaluate the merits and risks of and to make an informed investment decision with respect to the proposed purchase, which represents a speculative investment. Such Purchaser has the authority and is duly and legally qualified to purchase and own shares of the Company. Such Purchaser is able to bear the risk of such investment for an indefinite period and to afford a complete loss thereof. The information set forth on the signature page hereto regarding such Purchaser is accurate.

5.3.3 Purchase of Shares of the Company. On the Closing Date, such Purchaser will, subject to the satisfaction of all conditions to Closing, or waiver in writing thereof, purchase the Transaction Shares pursuant to the terms of this Agreement.

5.3.4 Compliance with Securities Act. Such Purchaser understands and agrees that the Transaction Shares have not been registered under the 1933 Act or any applicable state securities laws, by reason of their issuance in a transaction that does not require registration under the 1933 Act (based in part on the accuracy of the representations and warranties of the Purchaser contained herein) or under any Blue Sky laws, and that such Transaction Shares must be held indefinitely unless a subsequent disposition is registered under the 1933 Act or any applicable state securities laws or is exempt from such registration. The Transaction Shares are being offered and sold to the Purchaser pursuant to the exemption from Securities Act registration provided by Rule 903 of Regulation S. For purposes of the availability of Regulation S and reliance thereupon, the Purchaser hereby makes the additional representations and warranties to the Seller and the Company as set forth on Annex B attached hereto, which is incorporated herein by reference thereto.

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5.3.5  Legends. The certificates representing the Transaction Shares shall bear the following or similar legend:

“THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.”

“THE SECURITIES WERE SOLD IN RELIANCE UPON REGULATION S PROMULGATED UNDER THE SECURITIES ACT. TRANSFER OF THESE SECURITIES IS PROHIBITED, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AVAILABLE EXEMPTION FROM REGISTRATION.:

5.3.6 Communication of Offer. The offer to sell the Transaction Shares was directly communicated to such Purchaser by the Company. At no time was such Purchaser presented with or solicited by any leaflet, newspaper or magazine article, radio or television advertisement, or any other form of general advertising or solicited or invited to attend a promotional meeting otherwise than in connection and concurrently with such communicated offer.

5.3.7 Correctness of Representations. Such Purchaser represents that the foregoing representations and warranties are true and correct as of the date hereof and, unless such Purchaser otherwise notifies the Company prior to the Closing Date shall be true and correct as of the Closing Date.

5.3.8 Survival. The foregoing representations and warranties shall survive the Closing Date and for a period of 3 years thereafter.

Section 6. Miscellaneous

6.1. Expenses.

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Each of the Parties shall bear its/his own expenses in connection with the transactions contemplated by this Agreement. For the absence of doubt, the Purchaser shall not pay any expenses applicable to the Company with respect to the execution and performance of this Agreement all of which shall be at the sole charge of the Seller.

6.2. Governing Law.

The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of New York applicable to agreements executed and to be wholly performed solely within such state, without regard to any conflicts of laws. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. THE COMPANY AND EACH OF THE INVESTORS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING RELATING TO OR ARISING OUT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY

6.3. Resignation of Old and Appointment of New Board of Directors.

The Company and the Seller shall take such corporate action(s) and make such SEC filings on Schedule 14f-1 in compliance with the Exchange Act Rules and as otherwise required by the Company Articles of Incorporation and/or Bylaws to duly (a) appoint the below named persons to their respective positions, to be effective as of the Closing Date, and (b) obtain and submit to the Purchaser, together with all required corporate action(s) the resignation of all members of the board of directors, and any and all corporate officers as of the Closing Date, all of which actions shall be certified and delivered to the Purchaser as effective at Closing by the Seller in such form and substance satisfactory to the Purchaser. Following the execution of this Agreement and through the date of effectiveness of such resignations, no other officers or directors shall be appointed or elected to serve the Company except as otherwise expressly provided herein.

Name	Position
John G. Simmonds	President
John G. Simmonds	Secretary
John G. Simmonds	Treasurer & Sole Director

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6.4. Disclosure.

The Seller and the Company agree that they will not make any public comments, statements, or communications with respect to, or otherwise disclose the execution of this Agreement or the terms and conditions of the transactions contemplated by this Agreement without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, provided, however, the Purchaser may cause the Company, at the Purchaser’s sole discretion, to make timely disclosures to the full extent required by the Exchange Act and the Exchange Act Rules on such forms prescribed thereto regarding this Agreement and any and all further disclosures reportable in connection therewith pertaining to the matters herein or in connection herewith or as otherwise required by any Laws, as determined by the Purchaser. Any and all filings on Schedule 14f-1 by the Company shall be subject to prior review and written approval by the Purchaser with respect to the disclosures to be made thereby.

6.5. Notices.

Any notice or other communication required or permitted under this Agreement shall be sufficiently given if delivered in person or sent by e-mail, facsimile or by overnight registered mail, postage prepaid, to address or number as shall be furnished in writing by any such Party, and such notice or communication shall, if properly addressed, be deemed to have been given as of the date so delivered or sent by facsimile.

6.6. Parties in Interest.

This Agreement may not be transferred, assigned or pledged by any Party hereto, other than by operation of law. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

6.7. Entire Agreement.

This Agreement and the other documents referred to herein contain the entire understanding of the Parties hereto with respect to the subject matter contained herein. This Agreement shall supersede all prior agreements and understandings between the Parties with respect to the transactions contemplated herein.

6.8. Amendments.

This Agreement may not be amended or modified orally, but only by an agreement in writing signed by the Parties. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

6.9. Severability.

In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the

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validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

6.10. Counterparts.

This Agreement may be executed in any number of counterparts, including counterparts transmitted by scan, e-mail, telecopier or facsimile transmission, any one of which shall constitute an original of this Agreement. When counterparts of scan or facsimile copies have been executed and delivered by all parties, they shall have the same effect as if the signatures to each counterpart or copy were upon the same document and copies of such documents shall be deemed valid as originals. The Parties agree that all such signatures may be transferred to a single document upon the request of any Party.

6.11. Further Assurances.

Each Party hereto agrees to use their respective best efforts to cause the conditions to their applicable obligations set forth herein to be satisfied at or prior to the Closing. Each of the Parties agrees to execute and deliver any and all further agreements, documents or instruments necessary to effectuate this Agreement and the transactions referred to herein or contemplated hereby or reasonably requested by any other Party to evidence its rights hereunder. In addition to any and all other remedies that may be available at Law in the event of any breach of this Agreement, the Purchaser shall be entitled to specific performance of the Agreements and obligations of the Company hereunder and to such other injunctive or other equitable relief as may be granted by a court of competent jurisdiction.

[Signature Page Follows]

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In Witness Whereof, each of the Parties hereto has caused its/his name to be hereunto subscribed as of the day and year first above written.

Company	By:	/s/ M. Ann Courtney
	Name:	M. Ann Courtney
	Title:	President

Seller:	By:	/s/ M. Ann Courtney
	Name:	M. Ann Courtney, Individually

Purchaser:	By:	/s/ John G. Simmonds
	Name:	John G. Simmonds

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Annex A

Form of Release

For good and valuable consideration, the receipt and sufficiency of which is hereby expressly acknowledged as adequate in all respects, the undersigned hereby knowingly and voluntarily releases and discharges the Company from any and all claims, charges, complaints, promises, agreements, controversies, liens, demands, causes of action, obligations, damages and liabilities of any nature whatsoever, known or unknown, suspected or unsuspected, which the undersigned or the undersigned’s executors, administrators, successors or assigns ever had, now have, or may hereafter claim to have against the Company by reason of any services, matter, cause, or theory whatsoever arising on or before or after the date hereof, and whether or not previously asserted before any state or federal court or before any state or federal agency or governmental entity (the “Release”). The Release includes, without limitation, any rights or claims relating in any way to his/her relationship of the Undersigned with the Company or any other affiliation with the Company or any other persons, or the termination of the undersigned’s services under any statute or regulation, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, Age Discrimination in Employment Act, each as amended, or any other federal, state, local or foreign law, regulation, ordinance, common law, or under any policy, agreement, understanding or promise, written or oral, formal or informal, between the undersigned and the Company or any other persons. The undersigned represents and warrants to the Company that he/she has not commenced or joined in any claim, charge, action or proceeding whatsoever against the Company or any other persons arising out of or relating to the Company. The undersigned further agrees not to seek or request entitlement to any personal recovery in any claim, charge, action or proceeding whatsoever against the Company or any other person related to the Company. The undersigned acknowledges and agrees that this Release is being relied upon by the Company for purposes of closing a significant and material transaction and as such the undersigned will fully indemnify and hold harmless the Company with respect to any breach of this Release or any action to rescind this Release at any time for any reason.

Name: M. ANN COURTNEY
Date: January 30, 2014

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Annex B

BLVD Holdings, Inc.

Regulation S – Rule 903 Acknowledgments and Representations of the Purchaser of Securities

Whereas, the undersigned purchaser (the “Purchaser”) has entered into an agreement of which this Annex B is appended (the “Agreement”) pertaining to the purchase from the Seller thereto of securities of BLVD Holdings, Inc. (the “Company”) with respect to the transfer of Company securities described therein (the “Securities”);

Whereas, the transaction between the Purchaser and the Seller of the Securities, and the Company as issuer, has been undertaken pursuant to the exemption from registration provided by Rule 903 of Regulation S promulgated under the Securities Act of 1933, as amended (the “Securities Act”);

Whereas, the Purchaser desires to provide supplemental written acknowledgment, representations, warranties and confirmation to the Company with respect to Purchaser’s compliance with the terms and conditions required by Rule 903 of Regulation S; and

Whereas, this Regulation S – Rule 903 Acknowledgments and Representations of the Purchaser of Securities appears as Annex B to the Agreement and has been duly incorporated therein by reference hereto.

Now, Therefore, the Purchaser, in consideration for the acquisition of the Securities and the authorization for transfer of the Securities by the Company, the Purchaser does hereby acknowledge, represent, warrant, covenant, undertake and confirm all of the following for the benefit of the Seller, the Company, and its officers and directors and the Company transfer agent, who may all fully rely upon such representations on and after the date hereof to the extent required by Rule 903 of Regulation S under the Securities Act (this “Acknowledgement”). All Capitalized terms not defined herein have the meaning defined Regulation S of the Securities Act.

1.   REGULATION S REPRESENTATIONS OF PURCHASER

(a)	The Purchaser acknowledges and agrees that the Company shall, and shall instruct its transfer agent to, refuse to register any transfer of the Securities hereunder not made in accordance with the provisions of Regulation S, pursuant to registration under Securities Act or pursuant to an available exemption from registration required under the Securities Act.

(b)	The Purchaser understands and acknowledges that the Securities have not been registered under the Securities Act and are being issued in reliance upon the exemptions provided in Regulation S of the Securities Act and the Rules and Regulations adopted thereunder. Accordingly, the Securities may not be offered or sold in the U.S. or to U.S. Persons (as such term is used in Regulation S) unless the Securities are registered under the Securities Act, or an exemption for the regulation requirements is available. Furthermore, hedging transactions involving the Securities may not be conducted unless in compliance with the Securities Act.

(c)	The Purchaser understands that the Company is under no obligation to register the Securities under the Securities Act, or to assist the Purchaser in complying with the Securities Act or the securities laws of any state of the United States or of any foreign jurisdiction. The Purchaser understands that the Securities must be held indefinitely unless the Securities is registered under the Securities Act or an exemption from registration is available. The Purchaser acknowledges that such person has been advised of the limitation of Rule 144 promulgated under the Securities Act (“Rule 144”), and that the Purchaser has been advised that Rule 144 permits resales only under certain circumstances which are currently not available with respect to the Securities. The Purchaser understands that it will be unable to sell or trade any of the Securities without either registration under the Securities Act or the availability of exemption from registration.

(d)	The Purchaser acknowledges its understanding that the issue of Securities is intended to be exempt from registration under Rule 903 of Regulation S promulgated under the Securities Act. In furtherance thereof,
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in addition to the other representations and warranties of the Purchaser made herein, nothing herein shall construe the Purchaser as a distributor acting on behalf of the Company with respect to further distribution of the Securities issued to the Purchaser.

(e)	The Purchaser expressly affirms and certifies the validity of the following acknowledgments, representations and warranties for the benefit of the Company with the intent that the same may be relied upon in determining the suitability of the Purchaser as a qualified Non-U.S. Person purchaser and Purchaser of Securities:

(i)	The Purchaser did not receive the offer for the Securities (the “Offer”), nor was he, she or it solicited to purchase or acquire the Securities, in the United States; that any and all documents underlying the issuance of Company Securities have not been executed or delivered by the Purchaser in the United States, and neither the Purchaser nor any Person acting on behalf of the Purchaser has engaged, directly or indirectly, in any negotiations with respect to the Offer or the closing of the issuance of Company Securities in the United States;

(ii)	The Purchaser is not a U.S. Person (i.e., (i) not an individual resident in the U.S.; (ii) a partnership or corporation organized or incorporated in the United States; (iii) an estate of which any executor or administrator is a U.S. Person; (iv) a trust of which any trustee is a U.S. Person; (v) a dealer holding an account for a customer; (vi) an agency or branch of a foreign entity located in the U.S.; or (vii) a partnership or corporation (A) organized or incorporated under the laws of any foreign jurisdiction and (B) formed by a U.S. Person principally for the purpose of investing in securities not registered under the Securities Act and is not acquiring the Securities for the account or benefit of a U.S. Person;

(iii)	The Purchaser is not acquiring the Securities as a result of, or subsequent to, (i) any advertisement, article, notice or other communication published in any newspaper, magazine or other publication or broadcast over television or radio in the U.S.; (ii) any promotional seminar or meeting in the U.S., or (iii) any solicitation by a Person not previously known to it in connection with investments in securities generally; and

(iv)	The Securities have not been registered under the Securities Act or under any state securities laws and that the Purchaser agrees to issue its Securities in the U.S. or to, or for the account or benefit of, U.S. Persons only if (i) the Securities are duly registered under the Securities Act and all applicable state securities laws; or (ii) there is an exemption from registration under the Securities Act, including any exemption from the registration requirements of the Securities Act which may be available pursuant to Rule 903 or Rule 904 under Regulation S, and all applicable state securities laws; that prior to any such issuance the Company may require, as a condition affecting a transfer of the Securities, an opinion of counsel in form and substance satisfactory to the Company as to the registration or exemption therefrom under the Securities Act and applicable state securities laws; that the Company is under no obligation to register the Securities under the Securities Act or any applicable state securities laws on its behalf or to assist it in complying with any exemption from such registration;

(v)	The Securities will be acquired solely for the account of the Purchaser, for investment purposes only, and not with a view to, or for sale in connection with, any distribution thereof and with no present intention of distributing or reselling any part of the Securities, provided, however, the Purchaser reserves the right to sell or transfer the Securities at Purchaser’s discretion at any time if made in compliance with the requirements prescribed by applicable law.

(vi)	The Purchaser agrees not to sell, pledge, transfer, dispose of, or otherwise deal with or engage in hedging transactions involving, its Securities or any portion thereof except as otherwise permitted herein, unless and until counsel for the Company shall have determined that the intended disposition or action is permissible and does not violate the Securities Act or any applicable state securities laws, or the rules and regulations thereunder.

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(vii)	The Purchaser jurisdiction of principal place of business and corporate domicile, as set forth on the signature page hereto is true and correct.

(viii)	The Purchaser is not the issuer of the Securities, or a distributor, dealer or an affiliate of the issuer, distributor or a dealer. The Purchaser is not receiving a selling concession, fee or other remuneration in respect of the Securities received by the Purchaser. The Purchaser undertakes and agrees that: (a) any offer or resale of the Securities within a one year restricted period shall be made solely outside of the United States in an offshore transaction on a designated offshore securities market as such term is defined in Rule 902(b) of Regulation S promulgated under the Securities Act; (b) No directed selling efforts shall be made in the United States by any issuer, an affiliate, or any person acting on their behalf; (c) the Company will send to the Purchaser a confirmation or other notice stating that the Securities may be offered and sold during the distribution compliance period only in accordance with the provisions of this Regulation S (Rule 901 through Rule 905, and Preliminary Notes); pursuant to registration of the Securities under the Act; or pursuant to an available exemption from the registration requirements of the Act.

(f)	Without the prior written consent of the Company, the Purchaser shall not under any circumstances solicit, offer, introduce or close any transaction involving the Securities with any U.S. Person (as such term is defined under Rule 902(k) of Regulation S promulgated under the Securities Act of 1933, as amended) with respect to any and all offerings and/or placements of Company Shares or other securities, unless the Securities are registered with the U.S. Securities & Exchange Commission or an exemption from such registration is available thereof.

(g)	The Purchaser agrees to fully comply with all applicable securities laws and not to trade at any time in any securities of the Company on the basis of material non-public information and will not disclose any confidential transactions involving the Company to any third parties, other than to authorized representatives of the Purchaser who shall be under strict instructions not to make any further disclosures to any other persons.

(h)	The Purchaser acknowledges and agrees that each stock certificate representing the Common Shares shall contain a restricted transfer legend substantially in the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN OFFERED AND SOLD TO NON-U.S. PERSONS, AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND WITHOUT REGISTRATION WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT IN RELIANCE UPON REGULATION S PROMULGATED UNDER THE SECURITIES ACT. TRANSFER OF THESE SECURITIES IS PROHIBITED, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AVAILABLE EXEMPTION FROM REGISTRATION. HEDGING TRANSACTIONS MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

(i)	All representations, warranties and covenants contained in this Annex B herein above shall survive the date hereof and remain in full force and effect without termination.

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